Exhibit 8.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR	020 7418 1300 tel 020 7418 1400 fax

August 15, 2016

The Royal Bank of Scotland Group plc

RBS Gogarburn

PO Box 1000

Edinburgh EH12 1HQ

United Kingdom

Ladies and Gentlemen:

We have acted as United States counsel for The Royal Bank of Scotland Group plc (the “Company”), a public limited company organized under the laws of Scotland, in connection with the preparation of the prospectus supplement (the “Prospectus Supplement”) filed on August 11, 2016 with the United States Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”). The Prospectus Supplement relates to the Company’s Registration Statement on F-3 ASR (File No. 333-203157) (the “Registration Statement”) filed with the Commission on April 1, 2015 and has been filed in connection with the Company’s offering of 8.625% Perpetual Subordinated Contingent Convertible Additional Tier 1 Capital Notes (Callable August 15, 2021 and every five years thereafter) (the “Contingent Capital Notes”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in the Contingent Capital Notes is set forth in full under the caption “U.K. and U.S. Federal Tax Consequences” in the Prospectus Supplement.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “U.K. and U.S. Federal Tax Consequences” in the Prospectus Supplement and to the filing, as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof, of this letter. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA, and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
Davis Polk includes Davis Polk & Wardwell LLP and its associated entities.

2	August 15, 2016

Very truly yours,

/s/ Davis Polk & Wardwell London LLP